Exhibit 99.1

DAVID JASINOVER                    *      IN THE

               Plaintiff           *      CIRCUIT COURT

vs.                                *      FOR

THE ROUSE COMPANY, ET AL.          *      HOWARD COUNTY

               Defendants          *      Case No. 13-C-04-59594

*      *      *      *      *      *      *      *      *      *      *      *


                            MEMORANDUM AND ORDER
                            --------------------

I.   INTRODUCTION

     Before the Court is the Motion of Plaintiff David Jasinover ("Plaintiff") seeking a preliminary injunction enjoining the Defendants from holding a special stockholder meeting on November 9, 2004, where the common stockholders of The Rouse Company ("Rouse") are to vote on a merger agreed to between Rouse and General Growth Properties, Inc. ("GGP"). The parties have fully briefed the issues on an expedited basis, and a hearing was held. This constitutes the Court s ruling.

II.  STATEMENT OF THE CASE

     On August 25, 2004, Plaintiff David Jasinover filed his complaint against Rouse, ten members of its Board of Directors, and GGP. On October 18, 2004, Plaintiff filed what he styled as a First Amended Class Complaint ("Amended Complaint"). In the Amended Complaint, Plaintiff accused the individual Defendants of breaching their fiduciary duties in approving and recommending the merger of Rouse with GGP. Rouse and GGP are cited in the complaint as being either co-conspirators in the breaches or aiding and abetting the breaches. On that same date, Plaintiff also filed a Motion for Temporary Restraining order or Preliminary Injunction and a Motion for Expedited Discovery.

     At a hearing on October 22, 2004, Plaintiff withdrew his request for a temporary restraining order, and the Court subsequently denied the request for expedited discovery. A briefing schedule was established for the preliminary injunction hearing, and the hearing was held on November 3, 2004.(1)

-----------------------
(1) Defendants have also moved to dismiss the Amended Complaint. The Court reserves ruling on that. This memorandum is limited to a ruling on an expedited basis on the motion for a preliminary injunction.


III. STATEMENT OF THE FACTS

     A.   Background of the Merger

     In early June 2004, Defendant Anthony W. Deering ("Deering") - Rouse s chairman, president and CEO -was approached by the CEO of a company referred to in the Proxy as "Company A"(2), who proposed to Deering that Rouse should consider being acquired by Company A. The CEO of Company A indicated a price range for an acquisition of Rouse. Deering determined that Company A s offer was "unacceptable," and decided to not pursue further discussions with Company A.

-----------------------
(2) Potential bidders are referred to in the Proxy Statement by alphabet letters and their actual identities are not publicly disclosed. The parties have not objected to continuing this device in the current litigation.


     Later that month, Company A s CEO again approached Defendant Deering, on two separate occasions, and brought up the possibility of a sale transaction between Company A and Rouse. However, in light of the fact that Company A would not increase its price range for the purchase of Rouse, Deering turned down Company A.

     Following these discussions with Company A, Rouse engaged two financial advisors, Deutsche Bank and Goldman Sachs, and a legal advisor to assist and advise the Board on "potential strategies for approaching the market and pricing and valuation issues." After these advisors were retained, Defendant Deering, along with other members of Rouse s senior management, instructed the Board s financial advisors to contact two possible bidders for the Company--GGP and a company referred to in the Proxy as "Company B". These companies are described as leading publicly traded companies in the retail shopping mall industry. Company A was not contacted to participate in the bidding process. The Proxy statement states that the Board believed that "GGP and Company B were the companies most likely to consummate a transaction within a price range acceptable to Rouse." Rouse also cites the familiarity that these companies had with Rouse which allowed the discussions to proceed quickly and confidentially.

     Between July and August 2004, both GGP and Company B conducted limited due diligence and had multiple conversations with Rouse s management team about the possible price range for the Company. During these conversations, Deering indicated that he believed a fair price for Rouse was in the range of $70-$75 per share. Meanwhile, Company B s CEO informed Deering that Company B may be interested in paying as much as $70 per share for Rouse. GGP, on the other hand, informed Deering that GGP s price range for Rouse was $65-$70 per share.

     In late July 2004, the Rouse Board resolved to continue exclusive negotiations with GGP and Company B. Company A was not added to the process. In addition, Deering and other members of Rouse s management team determined that August 16, 2004 should be a target date for the completion of the sale process.

     In early August 2004, confidentiality agreements were negotiated between Rouse and both GGP and Company B. During the negotiation process, Defendant Deering not only reiterated that $70-$75 per share was indicative of the range of values Rouse might find acceptable, but also informed the bidders that an offer of $75 per share would be considered "preemptive."

     On August 12, 2004, Company B s CEO met with Defendant Deering about his concerns over management s August 16, 2004 deadline for the completion of the sale process. Specifically, Company B s CEO advised Deering that, given the size of the transaction and the requirement that the bidder have fully committed financing in place at the time of executing the acquisition agreement, Company B would not be in a position to enter into a definitive agreement until August 23 or August 24.

     Also on August 12, 2004, Deering spoke with GGP s CFO, who advised that GGP could be ready to submit a definitive acquisition proposal as early as August 16, but would not do so without a commitment that Rouse s board would be in a position to respond to its proposal within 12 hours. In addition, GGP s CFO stated that GGP would not submit a mark-up of the draft merger agreement until GGP was informed of the deadline for the submission of bids.

     That same evening, counsel for Rouse spoke with Company B s outside counsel to clarify Company B s position concerning timing. Counsel to Company B confirmed that Company B would be in a better position to make an unconditional bid if the bid process were extended for an additional week.

     On August 13, 2004, Deering received a telephone call from the CEO of Company A, who evidently had learned that Rouse was considering bids for the purchase of the Company. In the course of that call, Company A s CEO reiterated that Company A remained interested in a possible sale transaction but did not make any proposal with respect to a price range.

     That day, counsel to Company B again indicated that Company B would need additional time to be in a position to meet Rouse s price expectations and to deliver an all-cash proposal that was firmly committed with respect to financing. In addition, GGP agreed to deliver a mark-up of the merger agreement to counsel for Rouse on August 15, and further confirmed that GGP could be ready to submit a definitive acquisition proposal as early as August 16, but would not do so without a commitment that the Board would be in a position to respond to its proposal within 12 hours.

     In the evening of August 13, 2004, Deering again spoke to the CEO of Company B, who indicated that Company B now believed that it could submit a bid by the morning of August 18, but would not be in a position to execute a definitive agreement until it had completed certain related financing arrangements.

     On August 16, 2004, members of Rouse management had a teleconference with representatives of Rouse s legal and financial team to review the status of discussions with GGP and Company B. Following this discussion, Rouse scheduled a board meeting for August 19, 2004 to discuss proposals from Company B and GGP. In addition, Deering also had a teleconference with the CEO of Company B who informed him that Company B now believed it could be in a position to sign a binding agreement with no financing contingency on August 20.

     On August 17, 2004, Deering and other members of his team set a final bid deadline of August 19, and had Rouse s counsel distribute a bid procedures letter to Company B and GGP, which stated that final drafts of their respective merger agreements would be due no later than 4:30 p.m. on August 18 and that bid proposals would be due by 4:30 p.m. on August 19.

     On August 18, the chairman of Company B informed Defendant Deering that Company B intended to withdraw from the sale process.

     In the afternoon of August 18, the CEO of Company A called Deering, informed him that he was aware that Rouse was in discussions concerning a possible sale of the Company, and again reiterated Company A s interest in acquiring Rouse. Deering offered to provide Company A with drafts of a proposed merger agreement and offered to make management of Rouse available for a meeting with Company A on August 19--the deadline for submission of final bids pursuant to Rouse s bid procedures letter. Company A s CEO also informed one of Rouse s financial advisors that it desired to participate in any process for the sale of Rouse, and indicated that, if Company A were given the same access to information and time for evaluation as other bidders, he believed that Company A might be able to offer a price within the range of approximately $65 to $70 per share.

     Also in the afternoon of August 18, counsel to Company B called Rouse s counsel and advised that, although Company B did not intend to submit a bid on August 19, Company B intended to submit a revised draft merger agreement, and further stated that Company B remained firmly committed to a transaction with Rouse.

     On August 19, the deadline for submission of final bids, Rouse s counsel distributed forms of draft merger agreements to Company A. In addition, Company B s chairman sent a letter to Deering explaining that Company B would not be submitting a proposal on August 19. The letter read, in part, as follows:

          I wanted to call you today to tell you where we are in the offer process but I understand that given the formalities of the process I am required to submit this letter to you. ...Rouse has developed an impressive portfolio of premier shopping centers and our review over the past weeks has reconfirmed our view that an acquisition of your shopping center business would be an excellent addition to our business ... However, in the short time avail-able to us, we have not been able to get completely comfortable with the land business or how to appropriately value it for purposes of making our offer. It is simply not a business with which we are familiar or which we can properly evaluate on an accelerated time frame.

                              * * *

          We have worked day and night over the past several weeks to try to meet your schedule. We told you at the beginning of the process that we were concerned about how short the evaluation period was. Despite our best efforts, the compressed time period for the process and the restriction on talking to investors did not give us the opportunity to get comfortable enough to make an uncon-ditional all cash offer for Rouse today.

          I want you and your Board to know that we are still prepared to move forward with an unconditional all cash offer for Rouse after further discussions and, with your approval, the ability to talk to potential investors. We are working with prominent financial institutions and are confident that if we are provided another week, we would be able to make an all cash offer that would deliver a substantial premium to your shareholders.

                              * * *

          Tony, you know that our interest is sincere and that we are very serious. You know that while I have important obligations ...I am prepared to come to New York to meet with you. I hope you and your Board will give us the opportunity we are requesting.

     Also on August 19, the CEO of Company A informed Deering and Rouse s counsel that Company A was interested in making a proposal but could not submit a bid on that day, and needed a range of time, from a few days to a few weeks, to be in a position to submit a bid. Company A requested that Rouse delay the sale process or, at a minimum, limit any termination fee payable under a merger agreement so that Company A would have an opportunity to make an intervening bid.

     At approximately 5:00 p.m. on August 19, Defendant Deering informed GGP that, "if GGP had an aggressive and attractive price, Rouse s board would be prepared to act quickly."

     Fifteen minutes later, at approximately 5:15 p.m., Company A s CEO sent a letter to Deering indicating that Company A would be willing to work toward a firm proposal to acquire Rouse. The letter read, in part, as follows:

          I enjoyed our dinner in June where we discussed our interest in a possible acquisition of The Rouse Company by [Company A]. Unfortunately, as we discussed that evening, your expectations then were, candidly, too high. I now understand that you are conducting an auction for the possible sale of the company. I am sure you agree that it is in your interests and those of your shareholders to obtain the best possible price for the company. To that end, [Company A] should be given a full and fair opportunity to participate. I believe that it would be inappropriate for this auction to not include [Company A] . During our conversation last evening, you mentioned that [Company A] was free to enter a bid for Rouse but that final bids were due this Friday and that any [Company A] bid was required to be fully financed and all cash.

          We will not be able to, nor do we believe it is reasonable to expect us to be able to, make a bid for Rouse in less than 48 hours, especially when we have not had the opportunity to conduct any financial or legal due diligence, and be on a level playing field with the other participants. However, we are willing to commit immediately to commence due diligence and would expect to be in a position to submit a bid promptly after completion of our work.

          We urge that you do not enter into a sale agreement with a third party prior to [Company A] being provided a reasonable opportunity to submit a bid, particularly if, prior to completion of a full auction process, this sale agreement were to provide for a termination or a break-up fee. We anticipate that any offer made by [Company A] would be all cash, and we are prepared to promptly negotiate a definitive agreement without a financial contingency.

                              * * *

          We believe that a transaction between [Company A] and Rouse is compelling, and most importantly, should produce substantial and immediate value for your shareholders....  We  have  a team  in  place  that  is
          prepared immediately to begin due diligence. I look forward to hearing from you.

     At approximately 11:00 p.m. on August 19, GGP delivered a formal bid for Rouse, offering to purchase each outstanding share of Rouse common stock for $67.50 in cash. After being advised by their financial advisors that GGP s offer was fair, from a financial point of view, to the Rouse shareholders, Rouse and GGP executed the merger agreement.

B.   The Merger Is Announced

     The Rouse/GGP merger was announced on August 20, 2004, when it was reported that Rouse had agreed to merge with GGP in a transaction then valued at $7.22 billion. Pursuant to the merger, Rouse common stockholders will receive $67.50 for each share of Rouse common stock they own.

     Subsequent to the announcement of the merger, three lawsuits were filed challenging the fairness of the merger--two in Illinois Chancery Court, where GGP is headquartered, and the present action. All of these actions sought, inter alia, to enjoin the merger and require the Rouse Board to uphold their fiduciary duties under Maryland law to the Company s shareholders.

     On September 7, 2004, Rouse filed a preliminary proxy statement with the SEC (the "Preliminary Proxy"), where the Company and its Board first disclosed to the public the background of the merger, including the process employed by the Rouse Board that culminated in the execution of the Agreement and Plan of Merger between and among Rouse and GGP dated August 19, 2004 (the "Merger Agreement").

C.   Proposed Vote on the Merger

     As required by Maryland Law, the merger is being put to a stockholder vote. Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Rouse common stock entitled to vote on the merger. A failure to vote has the same effect as a vote against the merger. The vote is set for the morning of November 9, 2004, in New York. As required by federal law, a Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 ("Proxy" or "Proxy Statement") has been prepared and submitted to the stockholders. It was dated October 8 and mailed to the stockholders on or about October 9,2004. The Rouse Board informed the stockholders that, in the Board s view, the merger is advisable and fair to, and in the best interests of, Rouse and its stockholders, and recommended that stockholders vote for approval of the merger.

     In the Proxy Statement, the Board summarized its reasons for accepting the GGP proposals as follows:

          Our board considered the fact that, of the three companies deemed most likely to be capable of consummating a transaction on terms acceptable to Rouse, only GGP had submitted a firm proposal, while Company A had previously provided price indications below the price proposed by GGP, and Company B had declined to submit a proposal despite having had access to all information furnished to GGP and despite having substantial familiarity with Rouse s retail mall portfolio. Although each of Company A and Company B had requested additional time to evaluate Rouse and to present its best proposal, our board considered that there were significant risks in extending the sale process, including that there was no assurance that Company A or Company B would ultimately present a proposal that was more favorable than GGP s proposal, that GGP could withdraw or reduce its proposal, and that potential bidders might seek to bid jointly, notwithstanding the terms of the confidentiality agreements executed by GGP and Company B, which by their terms precluded joint bids without Rouse s consent.

Proxy Statement, p.29.

IV.  STANDARDS FOR A PRELIMINARY INJUNCTION

     Maryland courts apply the following four-part test in determining whether to grant a motion for a preliminary injunction:

     1. the likelihood that plaintiff will succeed on the merits;

     2. whether plaintiff has an adequate remedy at law or will be irreparably harmed if the injunction is not issued;

     3. the "balance of convenience," determined by whether the harm to the plaintiff if the injunction is not granted outweighs the harm to the defendant if the injunction is granted; and,

     4. the injunction will not harm the public interest. Fogle v. H & G Restaurant, 337 Md. 441, 455-56 (1995) (quoting DOT., Motor Vehicle Admin.
v. Armacost, 299 Md. 392, 404-05 (1984)); State Dep t of Health & Mental Hygiene v. Baltimore Cty., 281 Md. 548, 554-57 (1977).

     As the Court of Appeals  made clear in Lerner v.  Lerner,  306 Md. 771
(1986), a court, when evaluating the above factors, should not view each of them in isolation and require a plaintiff to prove each of them like "a plaintiff in a tort action [must] prove each of the elements of a tort." Id. at 776-777. Rather, the court weighs all factors together in deciding whether to grant injunctive relief. Thus, for example, the "importance of probability of success increases as the probability of irreparable injury diminishes." Id. at 784. The Lerner court termed this test the "balance of hardship test," stating:

          Where the questions presented by an application for an interlocutory injunction are grave, and the injury to the moving party will be certain and irreparable, if the application be denied and the final decree be in his favor, while if the injunction be granted the injury to the opposing party, even if the final decree be in his favor, will be inconsiderable, or may be adequately indemnified by a bond, the injunction usually will be granted.

Id. at 783.

V.   LIKELIHOOD OF SUCCESS ON THE MERITS

     An important factor in calculating whether a preliminary injunction should be granted is whether plaintiff is ultimately likely to succeed on the merits of the claims presented. while there has been no discovery in this case and the complex issues presented deserve a full analysis and consideration on another day, the Court still must make an early prediction as to the likelihood that Plaintiff s legal claims will prevail at the end of the process.

     It is important to focus on precisely what Plaintiff has asserted. Plaintiff "has alleged a breach of fiduciary duty claim that is based, first, in the obligation of candor and, second, in due care, good faith and loyalty." Plaintiff s Renewed Motion, p.15. Plaintiff divides up the core concerns about lack of candor into three groupings.

     First. Plaintiff asserts that the Board "ceded all control over the bidding process to Deering and permitted Deering to ensure that his favored bidder, GGP, won the bidding war with Company B". Plaintiff also asserts that the Board does not explain why they did not permit Company B to have additional time to make a firm offer or why Company A was not invited to participate in the final bidding process. The Plaintiff believes that these "failures" to explain violate the Board's duty of candor.

     SECOND. Plaintiff also asserts that the Defendants' failure to include in the proxy statement "critical financial information utilized by their financial advisors in their valuation analyses" also violates the duty of candor. The missing information is said to include the "back up" information utilized by Deutsche Bank and Goldman Sachs in reaching their conclusions that the merger was fair to the stockholders from a financial point of view. Plaintiff asserts that the lack of Rouse management's financial projections and forecasts are of specific concern.

     THIRD. Plaintiff asserts that there is no explanation as to why two financial advisors were needed, why they were paid what Plaintiff asserts were "high sums", and why the advisor fees were made contingent on the consummation of the merger.

     As to Plaintiff's assertion regarding a lack of due care, good faith and loyalty, Plaintiff alleges that the Board ceded decision-making to its Chairman, Deering, that certain Board members had "conflicting loyalties", and that six out of ten directors cannot be considered independent. Plaintiff alleges that the Board "breached its obligations under Maryland law actively to seek and secure the best price reasonably available for the stockholders." Plaintiff's particular assertions revolve around what he sees as the Board ceding to Deering control over the negotiations, the failure to encourage and facilitate bids from Companies A and B, and informing GGP that as long as its bid was "aggressive and attractive", the Rouse Board would quickly act on it.

     At this point, it appears to the Court that Plaintiff will have a very difficult time establishing any omissions of disclosure that will be considered material in the overall context of the actual disclosures made to the stockholders in the Proxy Statement. Each stockholder was sent a 135-page document that contains detailed statements on the background of the merger, the reasons for the merger, the recommendations of the Board, opinions of the financial advisors, interests of certain persons in the merger, merger financing, and litigation relating to the merger. In the section relating to the reasons for the merger, there is an extensive discussion of the general factors relating to the transaction, another section on factors relating to the specific terms of the merger agreement with GGP, and finally a section on potential negative factors relating to the transaction. Among the "negative" factors listed was the following:

          Two leading publicly traded companies in the retail mall industry asked us to extend the bid process in order to provide them additional time to evaluate Rouse and to submit bids. For the reasons noted above, however, our board believed that there were significant risks with regard to price, certainty and confidentiality in extending the sale process and that to do so would not be in the best interests of our stockholders.

Proxy Statement, p.31.

     Against  this  background,   it  is  incumbent  on  the  Plaintiff  to
affirmatively make:

          [a] showing of a substantial likelihood that, under all of the circumstances, the omitted fact would have assumed actual significance in the deliberations of a reasonable shareholder. Put another way, there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the "total mix" of information available.

Rosenblatt v. Getty Oil Co., 493 A.2d 929, 944 (Del. 1985) (internal citations omitted). See also, Skeen v. Jo-Ann Stores, Inc., 750 A.2d 1170 (Del. 2000); Hudson v. Prime Retail, Inc., No. 24-C-03-5806, 2004 WL 1982383 (Md. Cir. Ct., Baltimore City, April, 2004).

     Plaintiff focuses on the fact that the Rouse Board did not obtain bids from Companies A and B prior to reaching an agreement with GGP, and in Plaintiff s view, the Proxy Statement does not adequately explain why this happened. It is this central allegation that permeates all of Plaintiff s other assertions.

     Plaintiffs perceptions of the Rouse Boards actions or omissions are colored by his attempts to import selected principles gleaned from Delaware case law and then fashioning them into a template to impose upon Rouse, a Maryland corporation.

     Plaintiffs assert that Revlon v. MacAndrews & Forbes Holdings, Inc, 506 A.2d 173 (Del. 1986) imposes certain so-called "Revlon duties" that require directors to attempt to secure the "best" merger terms available for stockholders after determining that a company will be sold. "The directors must focus on one primary objective, which is to secure the transaction offering the best value reasonably available for the stockholders--and they must exercise their fiduciary duties to further that end." Paramount Comm. Inc. V. QVC Network, 637 A.2d 34, 44 (Del. 1994). Plaintiff asserts that the Board must act in a neutral manner to encourage the highest possible price for shareholders. Barkan v. Amsted Indus., 567 A.2d 1279, 1286 (Del. 1989). In Plaintiff's view, cases such as Revlon and Mills Acquisition Co. v. MacMillian, Inc., 559 A.2d 1261 (Del. 1989) demand that the Court conduct "rigorous scrutiny" of "disparate treatment" of potential bidders. Plaintiff s Renewed Motion, p.21. Adopting this view, Plaintiff can find no justification for proceeding to close the transaction with GGP prior to obtaining firm bids from Companies A and B and perhaps shopping Rouse to other potential bidders.

     Regardless of whether Plaintiff's rendition of Delaware law is accurate, the fact remains that it is Maryland law that governs a Maryland corporation like Rouse and its Board.

     Under Maryland law, the conduct of a company's directors is governed by Section 2-405.1 of the Corporations and Associations Article of the Annotated Code of Maryland. Section 2-405.1(a) states:

          A director shall perform his duties as a director, including his duties as a member of a committee of the board on which he serves: (1) In good faith; (2) In a manner he reasonably believes to be in the best interest of the corporation; and (3) With the care that an ordinarily prudent person in a like position would use under similar circumstances.

Section 2-405.1(b)(1) provides:

          In performing his duties, a director is entitled to rely on any information, opinion, report, or statement, including any financial statement or other financial data, prepared or presented by ... (ii) a lawyer, certified public accountant, or other person, as to a matter which the director reasonably believes to be within the person s professional or expert competence.

     "Under the business judgment rule, there is a presumption that directors of a corporation acted in good faith and in the best interest of the corporation." Wittman v. Crooke, 120 Md. App. 369, 376 (1998).

     A  leading   commentator  on  Maryland  Corporate  Law  describes  the
corporate director's obligation as follows:

          In seeking to maximize stockholder value, whether because of a Revlon obligation or not, the directors actions will be governed by the standard of Section 2-405.1(a). Thus, the board has reasonable latitude in determining how to go about maximizing shareholder value. Even in a change of control, it may be reasonable for a board to enter into an agreement after arm's-length negotiations, rather than "shopping" the company if the board, in good faith and with a reasonable basis, concludes that that process is likely to yield the best price and other terms reasonably available. Indeed a board may favor one bidder over another in various respects if it can be shown that the stockholders' interests would be advanced. However, in a change of control, any process that does not involve some demonstrable market check, even post agreement, may be difficult to uphold.

          A director's acts in connection with the foregoing are "presumed to satisfy the standards" established by
          Section 2-405.1(a), and "may not be subject to a higher duty of greater scrutiny than is applied to any other act of a director." [quoting Section 2-405.1(f)]

     James J. Hanks, Jr., Maryland Corporation Law Sec.6.6(b) (2003 Supplement) (footnotes omitted).

     Maryland law is less restrictive than the view of Delaware law that Plaintiff espouses. Maryland does not require an auction when the decision is made to sell a corporation. There is no requirement that the Board fully shop the company to multiple bidders and have a so-called "level playing field" for all bidders. There will be a need to market-check or test the Board s decision, but the Board is free to lock up an attractive deal and use post-agreement methods to do so.

     It should also be noted that a more nuanced reading of Delaware law than Plaintiff has presented would show that this transaction is within the range of the types of transactions that would likely be approved, even for a Delaware corporation. While Revlon requires a board to get the best short-term price for stockholders in a sale of control, Revlon, 506 A.2d at 162, it "does not demand that every change in control of a Delaware corporation be preceded by a heated bidding contest."(3) Barkan v. Amsted Indus., Inc. 567 A.2d 1279, 1286 (Del. 1989). The Delaware Supreme Court has held that a board can fulfill its duty to obtain the best transaction reasonably available by entering into a merger agreement with a single bidder, establishing a "floor" for the transaction, and then testing the transaction with a post-agreement market check. Id. at 1287; see also in re MONY Group Inc. Shareholder Litigation,852 A.2d 9, 19(Del Ch. 2009).

-----------------------

(3) There can be many compelling reasons why a company would choose not to pursue a public auction or active solicitation process. In re MONY Group, Inc. Shareholder Litigation, 852 A.2d 9, 19 (De. Ch. 2009) presents a cautionary tale about the failed public auction of Allmerica Financial that would give pause to any board considering such a process.


     Even applying the  so-called  enhanced  judicial  scrutiny  test,  the
Delaware courts have acknowledged that there are many business and financial considerations implicated in investigating and selecting the best value reasonably available and that the board, the corporate decision-making body, is best equipped to make these judgments. Paramount Communications, Inc. v. QVC

Network, Inc., 637 A.2d 34, 45 (Del. 1994).

          Accordingly, a court applying enhanced judicial scrutiny should be deciding whether the directors made A REASONABLE decision, not A PERFECT decision. If a board selected one of several reasonable alternatives, a court should not second-guess that choice even though it might have decided otherwise or subsequent events may have cast doubt on the board s determination.

Id.  (emphasis in original).  See also, In re MONY Group Inc.,  852 A.2d at
20.

     It appears that the Rouse Board or its agents made a decision to talk at various points to Company A, Company B and GGP before consummating a deal with GGP. It did not treat them all the same, but there is no indication that the actions taken were not reasonable. At some point, the Board made the decision to tell GGP that the Board could act quickly if GGP could present an "aggressive and attractive" price. It was the Board s determination that GGP had met the mark set, and it agreed to consummate the deal. This may not have been the "perfect deal" or even the "best deal", but there is no indication of record that it was not a "reasonable deal". Under Maryland law, no more is demanded, and this Court should not second-guess the determination by interposing an injunction that prevents the stockholders from rendering their own verdict on the Board s methods and ultimate judgment.

     There can be no complaint that Rouse did not market-check the deal. Its negotiations with Companies A and B, although not pushed to final bids, gave it a realistic sense of where the market was. It confirmed this with the opinions of its financial advisors that are fully set out in the Proxy Statement. As noted below in Part VI, the market response after the announcement of the deal also gave some sense of how on-target the deal was. Finally, the deal was consummated with a "fiduciary out" provision which allows Rouse to terminate the agreement and accept a superior bid from another suitor. A "break up" or termination fee of up to $155 million and up to $25 million in expense reimbursement would have to be paid to GGP in that instance. The Board received advice from both its financial and legal advisors that the size of the fee, given the size of the overall transaction, should not preclude another party from making a competing proposal. Counsel for Defendants calculates that the size of the fee in this case to be 2.5 percent and "is squarely within the range [2% to 4%] that has been approved by the courts", even those applying "heightened scrutiny" under Revlon. Counsel for Defendants also represented at argument before the Court that there have not been other bidders coming forward with new proposals or bids since the August announcement of the deal. The Court has no reason upon this record to conclude that this post-agreement market check, together with the other steps taken, is not sufficient to satisfy Maryland law requirements.

     With an understanding of the legal standard that applies to a sale of a corporation in Maryland, it becomes easier to assess what is required to be disclosed to the stockholders so that they are able to make an informed decision. The focus is on what the Board has recommended, not what is the "best" theoretical deal or whether other possible bidders were treated differentially from the successful bidder. Stated another way, the emphasis is on what the Board actually did, not what it could have done had it traveled a different road.

     Such "why" questions about decisions not to pursue other possible options are generally not material, even under Delaware s enhanced scrutiny standard. In re Lukens, Inc. S holders Litig., 757 A.2d 720, 736 (Del. Ch.
1999). With this understood, it becomes clear under the less restrictive Maryland law that the answers to the "why" questions posed by the Plaintiff about not providing a "level playing field" to Companies A and B are not material to the issue of whether the stockholders should vote "yes" or "no" on November 9 on the GGP/Rouse merger.

     Plaintiff makes a stab at asserting that the Rouse Board ceded decision-making to Deering, that some Board members had conflicting loyalties, and that some directors should not be viewed as independent. Again, Plaintiff relies on the Proxy Statement itself to support the allegations, and alleges no new facts not disclosed that show any abdication or lack of loyalty. To enter an injunction at this stage, it should be clear to the Court that the conflicts are "of a sufficiently material importance" that it is "improbable that the director could perform her fiduciary duties." In re General Motors Class H Shareholders Litigation, 734 A.2d 611, 617 (Del. Ch. 1999). The Court has not found that to be the case here, based on the facts currently before the Court.

     As Defendants point out, this is not a case where the board members are entrenching themselves against a hostile take-over and where one can be reasonably suspicious of their motives for clinging to their positions or benefits. Here, they are putting themselves out of jobs, and while they will profit handsomely from their ownership of stocks, this profit will be of the kind experienced by other stockholders. To the extent there is any variance, it has been adequately disclosed in the Proxy Statement, particularly in the section dealing with potential conflicts. On the record before this Court, there is no disabling conflict or shift of loyalty shown that at this stage would cause the Court to halt the stockholders from expressing their views on the Board s recommendation.

     Plaintiff has also asserted that the Defendants have failed to provide sufficient financial detail utilized by the financial advisors. Defendants have demonstrated that the "discounted cash flow" analysis done by Deutsche Bank (pp.35-36 of the Proxy Statement) and by Goldman Sachs (p.41 of the Proxy Statement) disclose the time period used, the range of capitalization rates used to calculate the "terminal value" at the end of the period, the range of "discount rates" used to calculate the range of "present values" and, most importantly, the range of "present values" derived from the analysis ($51.06 to $70.26 per share in Deutsche Bank's analysis and $50.42 to $62.63 in Goldman Sach's analysis).

     Additionally, in the analysis done by each advisor, they compare Rouse to a number of similar companies and the proposed transaction between Rouse and GGP to a number of similar transactions. See pp. 33-35, 38-39 and 40-41 of the Proxy Statement. All of the companies deemed similar are identified by name; all transactions deemed similar are identified by both name of acquirer and name of target; the ranges of various financial characteristics of the similar companies are presented; and finally, the ranges of premiums paid in similar transactions are presented. Labeling these analyses as inadequate to meet minimum disclosure standards is a hard task, and Plaintiff retreats to asserting that the "discounted cash flows" are defective in that they do not contain the confidential internal Rouse projections upon which they are based. In the context of what was disclosed, the Court does not find this to be a sufficient basis to say that the Proxy Statement does not meet the disclosure requirements. MacMillian v. Intercargo Corp., 1999 WL 288128 at *6 (Del Ch. May 3, 1999).

     Plaintiff has submitted the affidavits of two experts, M. Travis Keath and Candace Preston, to support his allegation that additional financial data should be disclosed to allow a fair evaluation. These experts have examined the proxy statement and the opinions of Deutsche Bank and Goldman Sachs. They are critical of the methodology used by the advisors and assert that there are "errors" in certain statements made in their analyses. While it is true that certain minor errors were made, such as a misstatement of dates, none of these appear at this time to be ones that materially alter the financial advisors conclusions or affect their opinions. Plaintiffs experts are free to be critical of the financial advisors and provide their own opinion and perspective. However, at this stage, the Keath and Preston affidavits do not convince this Court that fuller disclosure of financial information is required to adequately advise the stockholders prior to a vote.

     Finally, Plaintiff is critical of the Defendants for employing two financial advisors, paying them "high sums", and having part of their compensation contingent on the deal closing. Plaintiff wants to know "why" this happened. It is hard to see how Defendants have not been candid about this, since the information Plaintiff relies on was gleaned from the Proxy Statement itself, a sign certainly that the information was adequately disclosed and is fairly before the stockholders for a vote.

     Plaintiff presents no credible basis for this Court to conclude that the size of the fee and its contingent nature are out of normal bounds and a ground for finding that Defendants breached their duty of care. In Wittman v. Crooke, 120 Md. App. 369 (1998), the Court of Special Appeals was undisturbed by Goldman Sachs & Co., the financial advisor to Baltimore Gas and Electric Company, receiving $8,500,000.00 more by recommending a merger to a board than by advising against it. Id. At 378.

     It is ironic that Plaintiff chastises Defendants for employing two financial advisors instead of one. Had Defendants employed only one advisor and obtained only a single fairness opinion, it can be fairly assumed that Plaintiff would then have viewed that effort as insufficient and a dereliction of Defendants' duties for failing to obtain a second opinion.

     At this juncture, it appears to the Court that Plaintiff has a low probability of being able to prevail on the merits of the claims he presses in his preliminary injunction motion. This conclusion would require Plaintiff, in the preliminary injunction calculus, to make a very strong showing that he will experience harm that will outweigh any harm to the Defendants or public interest concerns.

VI.  HARM TO THE PLAINTIFF

     Plaintiff articulates three types of harm that he will experience if the preliminary injunction is not granted. First, Plaintiff states that he will be prevented from casting a "fully informed vote" at the shareholder meeting, a right he characterizes as the "most powerful right that a shareholder possesses". Second, Plaintiff asserts that he will be prejudiced if the vote proceeds since he will not receive the maximum shareholder value if the merger is approved because other bidders, Companies A and B, were not allowed to bid on a "level playing field". Finally, Plaintiff asserts that without a preliminary injunction, he "will forever lose [his] ability to participate in the growth of Rouse as a private company."

     Plaintiff s personal ability to vote in an informed manner hardly seems at genuine issue. He and his experts have deconstructed and mined the Proxy Statement to expose what they believe are the inadequacies of the deal and what they believe to be the derelictions of the Board. It is hard to believe that any further disclosure will change or alter the vote Plaintiff will cast on the present proposal.

     Plaintiff also claims that he will not receive "maximum shareholder value" because other companies such as A and B did not have a "level playing field". As demonstrated above, there is no "level playing field" test in Maryland and no requirement to conduct an auction. In any event, Plaintiff s logic deserts him here since it is mere speculation that "A" or "B" or any other entity will present a bid that is superior to that of GGP if an injunction is granted. The record before the Court discloses no company that has stepped forward since the August announcement to challenge the value or make another offer. Defendants note that the first trading day after the transaction was announced, the stock of GGP lost almost five percent of its value, a clear indicator to them that the market believed that GGP was paying full value to Rouse stockholders. Defendants also note that Rouse stock has been trading at approximately a dollar per share below the $67.50, which Defendants read as a further indicator that the market thinks that Rouse was appropriately valued. While one can argue with Defendants' conclusions, they are based on some factual predicate which distinguishes them from Plaintiff's assertions that unknown bidders are eagerly waiting in the wings to offer more money on similar or better terms. Simply put, the Court can put no weight on Plaintiff's assertion that if an injunction is granted, he and the other stockholders will be assured of a bigger payoff.

     Plaintiff's assertion that he will not be allowed to continue in the future growth of Rouse also makes factual assumptions that are simply missing from this record. While Plaintiff's ability to continue as a Rouse stockholder and avoid the currently-set vote may be something he has a personal interest in, it has only the weight of a feather in the weighing process that this Court must conduct.

     Plaintiff attempts in his motion to bootstrap the harm he alleges to himself to also apply to the entire class of stockholders of Rouse. However, Plaintiff has not requested by motion that the class be certified under Rule 2-231(c), and at this stage, he represents only his personal interest.

     To the extent that Plaintiff raises issues that would be important and serious regarding deprivation of the stockholder rights of others, the Court could more appropriately factor those concerns into its consideration of the overall public interest, another factor to consider in whether to grant or deny a preliminary injunction. The Court will do so below.

VII. BALANCE OF CONVENIENCE AND EQUITIES

     Plaintiff's  personal  interests as  described  above must be balanced against those that may be suffered by Defendants if an injunction is granted. Enjoining the vote will at a minimum cause delay and disruption in the completion of the transaction. There are obvious transactional costs in re-doing the stockholder vote that are clearly substantial in a publicly-traded company with a great number of stockholders. As Defendants note, on the premium alone, each day of delay in closing the transaction costs the stockholders of Rouse approximately $50,000.00 for each percentage point of interest they could be earning if they had the money. Finally, Defendants assert that under the terms of the deal with GGP, entry of a court order may provide an opening, if other contingencies occur, for GGP to withdraw from the transaction, which would deprive Rouse and its stockholders of the premium altogether.

     If Plaintiff's demonstrable immediate harm were more certain and less nebulous, the Court would have something to add to the balance that might begin to move the scales. At this point, the Court discerns little weight this Plaintiff can provide. The balance is decisively in Defendants' favor.

VIII. PUBLIC INTEREST

     This is the place, in this Court's view, where the interest of the stockholders of this publicly-held corporation who are not parties should be considered. They obviously have an interest at stake in the Court's determination. Plaintiff clearly sees himself as pursuing the interest of all shareholders even though the Court has not established the case as a class action. Regardless, the Court should factor into its consideration how its decision would affect the other stockholders not represented in the action.

     While the Proxy Statement may not be perfect or as detailed as the Plaintiff would like, it appears at this stage to put before the stockholders the salient issues they should consider when they vote on November 9th. If the merger is approved, they would become entitled to receive the 32% premium. There is no guarantee that the adverse contingencies that could come about from delay will not occur.

     While the Court must protect stockholder rights from illegal actions by an unfaithful or less than diligent Board, the Court must also carefully weigh whether judicial intervention into corporate affairs is wise. The admonition that applies to physicians deciding to treat a patient is perhaps also appropriate here: "First, do no harm." The Court is not at all convinced that Plaintiff has demonstrated that judicial intervention here would advance the interests espoused by Maryland corporate law or serve the best interests of Rouse stockholders.

     A similar sentiment was articulated in an opinion by the Court of Chancery of Delaware in denying a preliminary injunction to prevent the closing of a tender offer:

          [T]he balance of harm in this situation in which there is no alternative transaction and issuance of the injunction inescapably involves a risk that the shareholders will lose the opportunity to cash in their investment at a substantial premium requires not only a special conviction about the strength of the legal claim asserted, but also a strong sense that the risks in granting the preliminary relief of a untoward financial result from the stockholders' point of view is small. Repeatedly the plaintiffs' class action bar exhorts the court to bravely risk the consequences in circumstances such as these, asserting that more money to the shareholders, not less, will probably result. At least on facts such as these, a due respect for the interests of the class on whose behalf these exhortations are made, requires, in my judgment, that this invitation be declined.

Solash  v.  Telex   Corporation,   1988  WL  3587  at  *13  (Del.  Ch),  13
Del.J.Corp.L. 1250, 1269 (January 19, 1988).

     For the same reasons, the Court will for now decline Plaintiff's suggestion that judicial intervention would be in the public interest.

IX.  PLAINTIFF S ABILITY TO POST A BOND

     Plaintiff acknowledges that a bond by the moving party is envisioned if a preliminary injunction is granted, Maryland Rule 15-503, but Plaintiff asserts that the Court may in the appropriate case either dispense with requiring any bond or require at most a nominal bond. An affidavit from the Plaintiff asserts that a bond in excess of $10,000.00 would not be able to be posted. Jasinover Affidavit, paragraph 4. While acknowledging that the Court has considerable discretion in the matter of bond, Maryland Rule 15-503(c), Defendants vehemently argue that a substantial bond should be required if injunctive relief is granted, since delaying the stockholders' vote and the closing of the transaction could cost significant economic harm to the Defendants and to other non-party stockholders, and could in fact in some circumstances allow Defendant GGP to withdraw from the transaction under the terms of the merger agreement. Defendants assert that in a worst case scenario, the harm could reach the amount of $12.6 Billion Dollars, the total value of the transaction or, alternatively, at least the value of the premium offered by GGP, $1.8 billion. Were the Court otherwise persuaded to enter the relief suggested by Plaintiff, the Court believes some substantial bond would be necessary to be posted to protect the Defendants in the event Plaintiff is not ultimately able to prevail. While Defendants' suggestion of a multi-billion dollar bond may be excessive and inflated by hyperbole, a bond in some lesser amount, but certainly in the millions of dollars, would likely be in order. Since Plaintiff has candidly indicated the upper limits of his ability to post bond and since that limit is patently inadequate, this factor alone becomes another reason why Plaintiff can not prevail on the motion.

X.   CONCLUSION

     Plaintiff has suggested that an injunction should be granted now before it is "impossible to unscramble the eggs" after the vote, citing In re Lukens Inc. S holders Litig., 757 A.2d 720, 728 (Del. Ch. 1999). While this sentiment is on target in some cases, it is not on the facts currently before the Court. On these facts, the Rouse stockholders should be given the "eggs", and they can be trusted to make a sufficiently-informed decision whether to scramble them now or put them safely back in the refrigerator for another day.

     Weighing and balancing the factors applicable to granting a preliminary judgment, this Court is firmly convinced that a preliminary injunction should not be granted. For these reasons, it is, this 4th day of November, 2004,

     ORDERED, that Plaintiff's Motion for Preliminary Injunction is denied.



                                                  -------------------------
                                                    Dennis M. Sweeney,
                                                      Judge


Copies Faxed and Mailed                          to:
                        -----------------------

Patrick C. Smith, Esq.
Siobhan R. Keenan, Esq.
Rubin & Rubin, Chtd.
502 Washington Avenue
Suite 200
Towson, MD 21204

Matthew M. Houston, Esq.
Wechsler Harwood LLP
488 Madison Avenue
New York, New York 10022

David Clarke, Esq.
Edward S. Scheideman, Esq.
Piper Rudnick
1200 Nineteenth Street, N.W.
Washington, DC 20036-2412